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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION
                                (RULE 14A-101)
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement               [ ]  Confidential, For Use of the
[ ] Definitive Proxy Statement                Commission Only  (as permitted
[ ] Definitive Additional Materials           by  Rule 14a-6(e)(2))
[X] Soliciting Material Under Rule 14a-12


                                 AMTRAN, INC.
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which the filing fee is calculated and state how it was determined):
         (4) Proposed maximum aggregate value of transaction:
         (5) Total fee paid:
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

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         (3) Filing Party:

         (4) Date Filed:



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AMTRAN SPECIAL INDEPENDENT DIRECTOR COMMITTEE ENGAGES FINANCIAL ADVISOR

Indianapolis, May 23 -- Amtran, Inc. (Nasdaq - AMTR: news), the parent company of American Trans Air, Inc., announced today that a special independent director committee of its Board of Directors has engaged Dresdner Kleinwort Wasserstein, Inc. as its financial advisor to assist it in evaluating the May 16, 2001 proposal by J. George Mikelsons to acquire all the outstanding shares of Amtran common stock he does not currently own.

Amtran employs over 7,800 people. Amtran's common stock trades on the NASDAQ Stock Market under the symbol "AMTR". American Trans Air, Inc. now in its 28th year of operation, is the nation's 10th largest passenger carrier, based on revenue passenger miles. Amtran operates significant scheduled service from Chicago-Midway and Indianapolis to 30 destinations and has a fleet of 56 aircraft, including 24 Boeing 727s, 15 Boeing 757s, and 17 Lockheed L-1011s. Chicago Express Airlines, Inc., Amtran's wholly- owned commuter airline, operates nine Saab 340Bs. The entire fleet is supported by Amtran's own maintenance and engineering facilities in Indianapolis and Chicago-Midway and maintenance support stations worldwide. You can learn more about Amtran by visiting its website at: www.ata.com.

This press release is also available on the Amtran website: www.ata.com.

Dresdner Kleinwort Wasserstein was established in January 2001 through the combination of Dresdner Kleinwort Benson and Wasserstein Perella, creating a premier international investment bank. The firm is dedicated to being a global quality leader in mergers, acquisitions, and corporate restructuring, with global capabilities in corporate debt and equity. Its central focus is the provision of highest quality advice to clients on their most complex strategic issues, based on a long-term view of their interests and a thorough understanding of their industry and of their operational and strategic needs.

While backed by the resources of Dresdner Bank AG, Dresdner Kleinwort Wasserstein operates as an autonomous group with its own Board. It now has over 8,000 employees in more than 30 locations around the world, including a major presence in the key financial centers of London, Frankfurt, and New York.

For more information on Dresdner Kleinwort Wasserstein, visit www.drkw.com.

IMPORTANT LEGAL INFORMATION
If a merger agreement is entered into with respect to the proposed transaction, a proxy statement will be filed with the SEC by Amtran, Inc. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement if and when it becomes available and other documents filed with, or furnished to the SEC by Amtran at the SEC's web site at www.sec.gov. If and when it becomes available, the proxy statement and other documents filed with, or furnished to, the SEC by Amtran may also be obtained for free by directing a request to Mr. Kenneth K. Wolff at (317) 247-4000.

In connection with any such proxy statement, Amtran and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Amtran in favor of the proposed transaction. Information concerning such participants in the solicitation of proxies by Amtran from shareholders in connection with the merger is contained in the press release filed with the SEC under cover of Schedule 14A by Amtran on May 17, 2001. Security holders of Amtran may obtain additional information regarding the interests of such participants by reading the proxy statement if and when it becomes available.

CAUTION CONCERNING FORWARDING-LOOKING STATEMENTS: This press release contains certain "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Amtran management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about the proposed transaction. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of Amtran shareholders to approve the proposed transaction; the inability to obtain financing to pay the proposed transaction consideration; the costs related to the proposed transaction; litigation challenging the proposed transaction; and other economic, business, competitive and/or regulatory


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factors affecting Amtran's businesses generally. More detailed information about those factors is set forth in filings made by Amtran with the SEC. Amtran is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.